Exhibit 10.2

AMENDED AND RESTATED

OPERATING AGREEMENT

OF WOODBRIDGE HOLDINGS, LLC

(a Florida Limited Liability Company)

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Operating Agreement”) of Woodbridge Holdings, LLC, a Florida limited liability company (the “Company”), is entered into, effective as of the 2nd day of April, 2013, by BFC Financial Corporation, a Florida corporation (“BFC”), and BBX Capital Corporation, a Florida corporation (“BBX Capital” and, together with BFC, including their respective assignees or transferees in accordance with the terms hereof, the “Members”).

RECITAL

WHEREAS, the Company was previously formed as a limited liability company under the Florida Limited Liability Company Act (as amended from time to time, the “Act”) and wholly owned subsidiary of BFC;

WHEREAS, effective as of the date hereof, the Company acquired Bluegreen Corporation, a Massachusetts corporation (“Bluegreen”), pursuant to a cash merger in which BXG Florida Corporation, a wholly owned subsidiary of the Company, merged with and into Bluegreen (the “Merger”), with Bluegreen continuing as the surviving corporation of the Merger and becoming a wholly owned subsidiary of the Company (by virtue of the Company’s ownership of all 100 issued and outstanding shares of Bluegreen’s common stock);

WHEREAS, effective as of the date hereof, BBX Capital contributed cash to the Company in connection with the financing of the Merger, as well as a promissory note, in each case in accordance with the terms and conditions of the Purchase Agreement (the “Purchase Agreement”);

WHEREAS, under the terms of the Purchase Agreement, the Company issued to BBX Capital forty-six (46) Units (as hereinafter defined) representing forty-six percent (46%) of the outstanding membership interests in the Company, with BFC continuing to hold fifty-four (54) Units representing the remaining fifty-four percent (54%) of the outstanding membership interests in the Company; and

WHEREAS, BFC and BBX Capital desire to enter into this Operating Agreement in order to amend and restate in its entirety that certain Operating Agreement of the Company, dated June 30, 2009 (as previously amended, the “Prior Operating Agreement”), and to set forth the terms and conditions of the business and affairs of the Company and determine the rights and obligations of the Members.

NOW, THEREFORE, the Members, intending to be legally bound by this Operating Agreement, hereby agree that the limited liability company operating agreement of the Company shall be as follows:

ARTICLE 1.

DEFINITIONS

When used in this Operating Agreement, the following terms shall have the meanings set forth below.

1.1 “Act” shall have the meaning set forth in the Preamble.

1.2 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Articles of Organization” means the Articles of Organization of the Company filed with the Florida Department of State on June 30, 2009, as amended from time to time.

1.4 “BBX Capital” shall have the meaning set forth in the Preamble.

1.5 “BFC” shall have the meaning set forth in the Preamble.

1.6 “Bluegreen” shall have the meaning set forth in the Recitals.

1.7 “Board of Managers” means the board of managers of the Company, a manager-managed limited liability company.

1.8 “Call Date” shall have the meaning set forth in Section 4.2(a).

1.9 “Capital Account” means the capital account of a Member maintained in accordance with Section 4.3 hereof.

1.10 “Capital Contribution(s)” means the amount of cash and the agreed value of property, services rendered, or a promissory note or other obligation to contribute cash or property or to perform services contributed by a Member for the Units held by such Member, equal to the sum of such Member’s initial Capital Contributions plus such Member’s additional Capital Contributions, if any, made pursuant to Section 4.2.

1.11 “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

1.12 “Company” shall have the meaning set forth in the Preamble.

1.13 “Company Reference Value” means, in the sole discretion of the Contributing Member(s), either (a) the book value of the Company determined in accordance with accounting principles generally accepted in the United States of America as of the most recently completed fiscal year of the Company or (b) the fair market value of the Company (i) determined immediately prior to the Request as to which the Company Reference Value determination is made, (ii) determined by an independent appraiser selected by the Contributing Member(s) and (iii) excluding goodwill not reflected in the Company’s financial statements.

1.14 “Contributing Member(s)” shall have the meaning set forth in Section 4.2(b)(i).

1.15 “Controlled Affiliate” shall mean, with respect to any Person, any other Person that is directly or indirectly controlled by such first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

1.16 “Dispose” and “Disposition” shall have the meanings set forth in Section 10.1.

1.17 “Ending Date” shall have the meaning set forth in Section 10.5(e).

1.18 “Indemnified Party” shall have the meaning set forth in Section 13.2.

1.19 “Interest” means, with respect to each Member, the ratio of the number of Units held by the Member to the total of all of the issued and outstanding Units, expressed as a percentage.

1.20 “Issuance Period” shall have the meaning set forth in Section 10.5(e).

1.21 “Issued Price” shall have the meaning set forth in Section 10.5(a).

1.22 “Issued Terms” shall have the meaning set forth in Section 10.5(a).

1.23 “Issued Units” shall have the meaning set forth in Section 10.5(a).

1.24 “Major Decision” shall have the meaning set forth in Section 7.4.

1.25 “Majority-in-Interest of the Members” means Members holding Units representing more than fifty percent (50%) of the outstanding Units.

1.26 “Manager(s)” means the managers comprising the Board of Managers.

1.27 “Member(s)” shall have the meaning set forth in the Preamble.

1.28 “Merger” shall have the meaning set forth in the Recitals.

1.29 “Noncontributing Member” shall have the meaning set forth in Section 4.2(b)(i).

1.30 “Operating Agreement” means this Amended and Restated Operating Agreement of the Company, including all schedules hereto and any and all amendments hereto entered into and effected in accordance with the terms hereof.

1.31 “Permitted Transferee” shall have the meaning set forth in Section 10.3.

1.32 “Person” means any individual, partnership, firm, corporation, limited liability company, joint-stock company, trust or other entity.

1.33 “Prior Operating Agreement” shall have the meaning set forth in the Recitals.

1.34 “Purchase Agreement” shall have the meaning set forth in the Recitals.

1.35 “Purchase Period” shall have the meaning set forth in Section 10.5(b).

1.36 “Purchase Reply” shall have the meaning set forth in Section 10.4.

1.37 “Purchase Right” shall have the meaning set forth in Section 10.5(b).

1.38 “Purchase Right Notice” shall have the meaning set forth in Section 10.5(a).

1.39 “Purchasing Member” shall have the meaning set forth in Section 10.5(b).

1.40 “Remaining Issued Units” shall have the meaning set forth in Section 10.5(e).

1.41 “Remaining Member(s)” shall have the meaning set forth in Section 10.4.

1.42 “Request” shall have the meaning set forth in Section 4.2(a).

1.43 “Sale Units” shall have the meaning set forth in Section 10.4.

1.44 “Sales Process Price” shall have the meaning set forth in Section 10.4.

1.45 “Selling Member” shall have the meaning set forth in Section 10.4.

1.46 “Tax Matters Partner” shall have the meaning set forth in Section 6.2.

1.47 “Treasury Regulations” means the Treasury Regulations, including temporary regulations, promulgated under the Code by the Internal Revenue Service.

1.48 “Units” mean the units of interest in the ownership of the Company, including with respect to the profits and losses of the Company and the right to receive distributions as a Member of the Company in accordance with the terms hereof.

ARTICLE 2.

FORMATION

2.1 Organization. The Company has been organized as a Florida limited liability company pursuant to the provisions of the Act.

2.2 Effective Date. The Company came into being on June 30, 2009, the date on which the Articles of Organization were filed with the Florida Department of State.

2.3 Operating Agreement. Each Member, by executing this Operating Agreement, hereby agrees to the terms and conditions of this Operating Agreement, as they may from time to time be amended in accordance with the terms hereof, and to the amendment and restatement in its entirety of the Prior Operating Agreement. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be deemed to be amended to the least extent necessary in order to make this Operating Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to validate any provision of this Operating Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.

2.4 Name. The name of the Company is Woodbridge Holdings, LLC, and the business of the Company shall be conducted under that name or under any other name selected by the Board of Managers.

2.5 Registered Agent and Office. The name and address of the registered agent for service of process shall be as set forth in the Articles of Organization. The Board of Managers may change the Company’s registered agent and office at any time.

2.6 Principal Office. The principal mailing and business office of the Company shall be at 400 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33309, or such other location or address as the Board of Managers may determine from time to time.

ARTICLE 3.

PURPOSE; NATURE OF BUSINESS

3.1 Purpose; Nature of Business. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3.1.

3.2 Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in Section 3.1.

ARTICLE 4.

MEMBERS AND CAPITAL

4.1 Members. The name, address and number of Units held by, and the Interest and Capital Account of, each Member, is set forth on Schedule A attached hereto, as amended from time to time.

4.2 Additional Capital Contributions and Dilution.

(a) Additional Capital Contribution. No Member will be required to make any additional Capital Contributions to the Company. In the event that at any time (or from time to time) the Board of Managers determines that additional Capital Contributions are necessary, appropriate or desirable, the Board of Managers may request (the “Request”) each Member to provide an additional Capital Contribution pro rata in accordance with its Interest. The Request shall, at a minimum, describe: (i) the total amount of additional Capital Contributions from all Members then required by the Manager; (ii) a brief description of the expenses, expenditures or investments giving rise to the Request; (iii) each Member’s respective contribution amount of the total amount of additional Capital Contributions then required by the Manager; and (iv) the date (the “Call Date”) each Member’s additional Capital Contribution is required to be made (provided, however, that the Call Date shall not be less than fifteen (15) days after the Request has been given). Notwithstanding the foregoing or anything contained in this Operating Agreement to the contrary, no Request shall be binding on the Members, and no additional Capital Contributions shall be required, unless approved by the Members pursuant to Section 7.4(v). In the event of such Member approval, each Member shall contribute its respective additional Capital Contribution on or prior to the Call Date.

(b) Failure to Make an Additional Capital Contribution.

(i) Contribution of Additional Capital Contribution. In the event that a Member (the “Noncontributing Member”) fails to make such Member’s respective additional Capital Contribution on or prior to the Call Date, the other Member(s) (the “Contributing Member(s)”) may, within twenty (20) days after the Call Date, make the additional Capital Contribution that the Noncontributing Member failed to make. In the event there is more than one Contributing Member, then the Contributing Members may make the additional Capital Contribution that the Noncontributing Member failed to make pro rata in accordance with such Contributing Members’ Interests or in such other proportion as the Contributing Members may agree.

(ii) Dilution. Additionally, whether or not the Contributing Member(s) make the additional Capital Contribution that the Noncontributing Member failed to make, the Contributing Member(s) shall have the option, exercisable by giving written notice to the Company and the Noncontributing Member within twenty (20) days after the Call Date, to treat the noncontribution of capital by the Noncontributing Member hereunder as a redistribution of the Interests between (and corresponding Units held by) the Members so that thereafter, for all purposes under this Operating Agreement, the new Interest of each Member (and corresponding Units held by each Member) after giving effect to such redistribution shall be computed as follows:

(A) the Noncontributing Member’s Interest shall equal a fraction, the numerator of which is the product of such Noncontributing Member’s Interest percentage multiplied by the Company Reference Value, and the denominator of which is the sum of the Company Reference Value plus the aggregate additional Capital Contributions made by the Contributing Member(s) with respect to the applicable Request (whether contributed with respect to such Contributing Member’s(s’) own share or the share not funded by the Noncontributing Member); and

(B) the Interests of the Contributing Member(s) shall be increased by adding thereto an aggregate amount equal to the amount by which the Interest of the Noncontributing Member has been so reduced, which amount, if there is more than one Contributing Member, shall be allocated among the Contributing Members pro rata in proportion to the relative portion of the additional Capital Contributions made by each Contributing Member with respect to the applicable Request.

The Units held by the Members shall be adjusted on the books and records of the Company to reflect such redistribution of Interests.

(iii) Exercise of Rights and Amendment of Schedule A. In the event there is more than one Contributing Member, the decision to exercise the rights of Contributing Members under this Section 4.2(b) shall be made by Contributing Members holding a majority of the Units held by the Contributing Members (prior to the redistribution contemplated by this Section 4.2(b)). The Contributing Member(s) shall send written notice of their exercise of the option under this Section 4.2(b) to the Board of Managers, the Company and the Noncontributing Member. The redistribution of Interests and Units pursuant to this Section 4.2(b) shall automatically occur effective on the date of the payment by the Contributing Members of their respective additional Capital Contributions. The Board of Managers is hereby authorized to amend Schedule A attached hereto and the books and records of the Company to reflect such redistribution of Interests and Units.

(iv) Exclusive Remedies. The remedies set forth in this Section 4.2(b) shall be the exclusive remedies available to the Company and the Contributing Member(s) for a Noncontributing Member’s failure to make an additional Capital Contribution pursuant to Section 4.2.

4.3 Capital Accounts.

(a) Maintenance of Capital Accounts. Each Member’s Capital Account as of the date of this Operating Agreement is set forth opposite its name on Schedule A attached hereto. Each Member’s Capital Account shall be increased by: (i) the amount of such Member’s additional Capital Contributions (if any) to the Company; and (ii) the amount of any profit, income and gain allocated to such Member pursuant to the provisions hereof. Each Member’s Capital Account shall be decreased by: (i) the amount of any losses, deductions and costs allocated to such Member pursuant to the provisions hereof; and (ii) the amount of all distributions to such Member, including the fair market value of assets distributed (net of liabilities securing such distributed assets that such Member is considered to assume or take subject to).

(b) Successor to Capital Accounts. If all or a portion of the Units held by a Member is sold, assigned or otherwise transferred in accordance with the terms of this Operating Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

(c) Administration of Capital Accounts. This Section 4.3 and other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such provisions. If the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts or any charges or credits thereto are computed in order to comply with such provisions, then the Board of Managers may make such modification, but only if it is not likely to have a material effect on the amounts of distributions to any Member pursuant to Section 5.1 or pursuant to Section 11.2 upon the dissolution of the Company. Without limiting the foregoing, the Company shall revalue the assets of the Company at their then fair market value and shall adjust the Members’ Capital Accounts as necessary to comply with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), and the Members’ distributive shares of depreciation (cost recovery) and gain or loss shall thereafter be computed in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and the principles of Section 704(c) of the Code and the regulations promulgated thereunder using the traditional method within the meaning of Treasury Regulations Section 1.704-3(b).

(d) Repayment of Capital Accounts. Notwithstanding any other provision of this Operating Agreement or applicable law to the contrary, no Member shall be required or obligated to repay to the Company, any Member or any creditor of the Company any portion or all of any deficit balance in such Member’s Capital Account.

4.4 Return of Capital Contributions. Except as otherwise provided in this Operating Agreement, no Member shall be entitled to demand the return of such Member’s Capital Account or Capital Contributions at any particular time, except upon dissolution of the Company. Except as otherwise provided in this Operating Agreement, no Member shall be entitled at any time to demand or receive assets or property other than cash. Unless otherwise provided by law, no Member shall be personally liable for the return or repayment of all or any part of any other Member’s Capital

Account or Capital Contributions, it being expressly agreed that any such return of capital pursuant to this Operating Agreement shall be made solely from the assets (which shall not include any right of contribution from a Member) of the Company.

4.5 Loans. In the event that at any time (or from time to time) the Board of Managers determines it to be necessary, appropriate or desirable for the Company to obtain additional funds, the Board of Managers may seek loans to the Company from third parties or from any or all of the Members or their Affiliates, including loans secured by Company property, subject to any required approval of the Members under Section 7.4. None of such loans shall be deemed to be contributions of capital to the Company.

ARTICLE 5.

DISTRIBUTIONS AND ALLOCATIONS

5.1 Distributions and Allocations.

(a) Distributions. Distributions to the Members of cash or other assets of the Company will be made at such time and in such amounts as the Board of Managers may determine, subject to the approval of the Members under Section 7.4, and in any event only after the Board of Managers determines that there is sufficient cash available for distributions. Any and all such distributions will be payable to the Members pro rata in accordance with their Interests.

(b) Allocations. All items of income, gain, loss, deduction and credit shall be allocated to the Members pro rata in accordance with their Interests.

5.2 Special Allocations.

(a) Losses. Losses allocated to any Member pursuant to Section 5.1 shall not exceed the maximum amount of losses that can be so allocated without causing the Capital Account of such Member to have a deficit Capital Account balance which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations.

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) causing an adjusted capital account deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted capital account deficit of such Member as quickly as possible.

(c) Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed, or deemed to be contributed, to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value.

(d) Curative Allocations. The allocation method set forth in this Article 5 is intended to allocate profits, losses, income, gain, deduction and credit to the Members for federal income tax purposes in accordance with their economic interests in the Company while complying with the principles of Sections 704(b), 704(c) and 752 of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Board of Managers, the allocation of profits, losses, income, gain, deduction and credit pursuant to the provisions of this Article 5 shall not (i) satisfy the requirements of Sections 704(b), 704(c) and/or 752 of the Code or the Treasury Regulations promulgated thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations, or (iii) properly take into account any expenditure made by the Company or any transfer of a Unit, then, notwithstanding anything to the contrary contained in the preceding provisions of this Article 5, profits, losses, income, gain, deduction and credit shall be allocated in such manner as the Board of Managers shall reasonably determine to be required so as to reflect properly (i), (ii) or (iii), as the case may be, and this Operating Agreement shall be amended without any action on the part of the Members to reflect any such change in the method of allocating profits, losses, income, gain, deduction and credit; provided, however, that any change in the method of allocating profits, losses, income, gain, deduction and credit shall not materially alter the economic agreement between the Members.

ARTICLE 6.

TAXATION

6.1 Income Tax Reporting. Each Member is aware of the income tax consequences of the allocations made by Article 5 and hereby agrees to be bound by the provisions of Article 5 in reporting such Member’s share of Company income and loss for federal and state income tax purposes.

6.2 Tax Matters Partner. BFC or its designee shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. The Tax Matters Partner shall keep the Members timely informed of its activities under this Section 6.2. Each Member agrees to cooperate with the Tax Matters Partner in connection with the conduct of all such proceedings.

6.3 Election to be Taxed as Association. The Company shall be treated as a partnership for federal and state income tax purposes. No Member shall cause the Company to elect to be treated as a corporation for federal or state income tax purposes, unless such election is approved in writing by all of the Members.

ARTICLE 7.

RIGHTS, POWER AND AUTHORITY

OF THE BOARD OF MANAGERS AND THE MEMBERS

7.1 Composition of the Board of Managers. The Board of Managers shall initially be comprised of three Managers, who shall be Alan B. Levan, John E. Abdo and Seth M. Wise. Any Manager may be replaced and successor Managers may be appointed at any time upon the approval of a Majority-in-Interest of the Members.

7.2 Authority of and Actions by the Board of Managers. Except as expressly set forth to the contrary in this Operating Agreement, the Board of Managers shall have the full and exclusive right, power and authority to manage the affairs of the Company and to bind the Company, to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed to be necessary, appropriate or desirable to carry out or further the business of the Company. The Board of Managers shall act (i) at a meeting of the Board of Managers, by resolution duly adopted by a majority of the Managers or (ii) without a meeting of the Board of Managers, by written consent signed by a majority of the Managers.

7.3 Duties of the Managers. Each Manager shall perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, each Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case, prepared and presented by one or more agents or employees of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented or counsel, public accountants or other Persons as to matters which the Manager reasonably believes to be within such Person’s professional or expert competence. No Manager shall be liable for actions taken as a manager of the Company, or for a failure to take actions, if he performed his duties in compliance with this Section 7.3.

7.4 Action by the Members. Except as expressly set forth to the contrary herein, the Members shall have no right, power or authority to manage the affairs of the Company or to bind the Company or to make any decisions with respect thereto. Notwithstanding the foregoing and anything to the contrary contained herein, the Company shall not take any of the following actions (each a “Major Decision”) without the prior written consent of all of the Members:

(i) initiate any reorganization or similar transaction involving the Company or any filing by the Company for relief as a debtor under any bankruptcy, insolvency, reorganization or similar law, any application by the Company for the appointment of a receiver, trustee, custodian or similar fiduciary for a substantial portion of the assets of the Company or the consent by the Company to any petition or application seeking similar relief which is filed against the Company;

(ii) merge or consolidate the Company with, or cause the Company to acquire substantially all of the securities or assets of, any other Person, unless in the case of a merger or consolidation the Members of the Company immediately prior to such transaction own equity of the Person that results from or survives such transaction, directly or indirectly, in the same proportion and with the same relative rights as they did prior to such transaction;

(iii) sell, assign or otherwise transfer any portion of the Company’s equity interest in Bluegreen, or all or substantially all of the assets of the Company;

(iv) amend the Articles of Organization or, except as expressly set forth herein, this Operating Agreement;

(v) issue or sell, or authorize for issuance or sale, any additional Units or other membership interests in the Company or equity interests in Bluegreen, cause the Company to enter into any agreement or commitment of any character obligating the Company to issue or sell any such membership or equity interests, or require the Members to make any additional Capital Contributions to the Company;

(vi) redeem, purchase or otherwise acquire, directly or indirectly, any Units or other membership interests in the Company or any right to purchase or acquire any such membership interests;

(vii) declare or pay any dividend or distribution, whether in cash, securities or other property;

(viii) incur, assume or become subject to any indebtedness for borrowed money in a principal amount greater than $500,000;

(ix) pledge, mortgage, hypothecate or otherwise encumber assets having an aggregate carrying value, as reported on the Company’s most recent balance sheet, greater than $500,000 other than in connection with indebtedness the incurrence of which does not require consent pursuant to the preceding clause (viii);

(x) guarantee any indebtedness of a third party;

(xi) materially change the Company’s principal business, which on the date of this Operating Agreement consists of engaging in those activities related to the Company’s ownership of Bluegreen;

(xii) make or commit to make any capital expenditure requiring payments in the aggregate in excess of $500,000 in any fiscal year, or enter into any contracts, agreements or other arrangements involving payments in the aggregate in excess of $1,000,000 in any fiscal year, in each case other than in connection with: (A) indebtedness of the Company the incurrence of which does not require consent pursuant to clause (viii); or (B) the pledge, mortgage, hypothecation or other encumbrance of assets of the Company which does not require consent pursuant to clause (ix);

(xiii) enter into any contract, agreement or other arrangement with a Member or an Affiliate of a Member (other than Bluegreen) involving payments in the aggregate in excess of $250,000 in any fiscal year;

(xiv) take any action which requires the consent or approval of the Company, as the holder of Bluegreen’s common stock, under Bluegreen’s Articles of Organization or Bylaws or applicable law;

(xv) make any other decision or take any other action which by the provisions of this Operating Agreement is required to be approved by the Members.

The Company shall promptly provide the Members with a written request for consent to any Major Decision, which written consent request shall set forth the material terms of the action with respect to which the Members’ consent is sought. The Members shall submit any such written request to its respective Board of Directors (or Persons holding similar authority in the case of Members which are entities other than corporations or to any committee thereof established or designated to act thereon). The act of each Member’s Board of Directors (or Persons holding similar authority in the case of Members which are entities other than corporations) or committee thereof shall be the act of the Member with respect to the consent request. Each Member shall provide written notice to the Board of Managers of its approval or disapproval of the applicable Major Decision within fifteen (15) days after the date of such Member’s receipt of the written consent request.

7.5 Delegation of Authority to Officers. The Board of Managers may delegate such general or specific authority to the officers of the Company as it may from time to time consider desirable, and the officers of the Company may, subject to any restraints or limitations imposed by the Board of Managers, exercise any authority granted to them.

7.6 Limitations on Powers of Members. Except as expressly authorized by this Operating Agreement, no Member shall, directly or indirectly, (a) resign, retire or withdraw from the Company, (b) dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

ARTICLE 8.

OFFICERS

8.1 Officers. The Company may have a President, a Secretary, a Treasurer and one or more Vice-Presidents and such other officers and assistant officers and agents of the Company as may be deemed desirable by the Board of Managers. No officer shall be deemed a “manager” of the Company as such term is defined in this Operating Agreement or in the Act. Any two or more offices may be held by the same individual. All officers shall serve until their respective successors are appointed by the Board of Managers and qualified. The following persons shall serve as the initial officers of the Company for a term of one (1) year and until their successors are duly appointed by the Board of Managers and qualified:

President:	Alan B. Levan
Vice-President:	John E. Abdo
Vice-President:	Jarett S. Levan
Secretary:	Linda M. Drapos
Treasurer:	John K. Grelle

8.2 Duties of Officers.

(a) President. The President shall be the chief executive officer and shall have such duties and powers, subject to the control of the Board of Managers, that are customary for a chief executive officer of a company that is engaged in a similar business as the Company and shall do and perform such acts as the Board of Managers may, from time to time, authorize him to do.

(b) Vice-President. The Vice-President shall have such duties and powers, subject to the control of the President and the Board of Managers, that generally pertain to their offices, and shall do and perform such other acts as the Board of Managers or the President may, from time to time, authorize him to do.

(c) Secretary. The Secretary shall take the minutes of all meetings of the Members and may sign, execute and deliver such documents and instruments as may be appropriately signed and executed in the name of the Company by a Secretary. The Secretary shall give, or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Board of Managers or the President.

(d) Treasurer. The Treasurer shall act under the direction of the Board of Managers and the President. Subject to the control of the Board of Managers and the President, the Treasurer shall have custody of the Company’s funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse, or cause to be disbursed, the funds of the Company as may be ordered by the Board of Managers (subject, if applicable, to any required approval of the Members), taking proper vouchers for such disbursements, and shall render when the Board of Managers so require, an account of all transactions as Treasurer and of the financial condition of the Company.

8.3 Removal. Any officer of the Company may be removed, with or without cause, by the Board of Managers.

8.4 Resignation. Any officer of the Company may resign upon written notice made to the Board of Managers. Any such written notice of resignation shall be effective upon receipt thereof by the Board of Managers.

8.5 Vacancies. Any vacancy occurring among the officers of the Company may be filled by the Board of Managers. A person elected to fill a vacancy shall hold office only until the next annual appointment by the Board of Managers and until his successor shall have been duly appointed by the Board of Managers and qualified.

ARTICLE 9.

MEETINGS OF THE MEMBERS

9.1 Meetings of the Members. An annual meeting of the Members may be held at a time and place designated by the Board of Managers. Special meetings of the Members shall be held when requested by the Board of Managers or by a Majority-in-Interest of the Members. A meeting shall be called for a date not less than one nor more than fifty days after the request is made, unless the Members requesting the meeting designate a later date. The call for the meeting shall be issued by the Secretary, unless the Members requesting the meeting shall designate another person to do so. Written notice stating the place, date, hour and the purpose or purposes for which the meeting is called shall be delivered to all of the Members not less than one nor more than forty-five days before the meeting, by or at the direction of the Secretary or such Members requesting the meeting.

9.2 Place. Meetings of the Members may be held within or without the State of Florida. The Members may participate in a meeting of the Members by conference telephone or similar communications equipment in which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9.2 shall constitute presence in person at such meeting of the Members.

9.3 Member Quorum and Voting. The attendance at a meeting of a Majority-in-Interest of the Members shall constitute a quorum at such meeting. The affirmative vote of a Majority-in-Interest of the Members shall be the act of the Members unless otherwise provided by the Act or other applicable law, by the Articles of Organization or by this Operating Agreement.

9.4 Proxies. Each Member may authorize another Person or Persons to act for such Member by proxy. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in such proxy. Every proxy shall be revocable at the pleasure of the Member, except as otherwise required by the Act or other applicable law.

9.5 Action by Written Consent of the Members in Lieu of a Meeting. Any action required by the Act or other applicable law, by the Articles of Organization or by this Operating Agreement to be taken at any meeting of the Members or any action which may be taken at any meeting of the Members may be taken without a meeting and without notice by written consent signed by Members holding Units representing the percentage of outstanding Units required to approve such action if taken at a meeting of Members where all Members were present and voting unless otherwise provided by the Act or other applicable law, by the Articles of Organization or by this Operating Agreement.

ARTICLE 10.

TRANSFER OF UNITS;

ADMISSION OF ADDITIONAL MEMBERS

10.1 Restrictions on Transfer. Each Member agrees that such Member will not, directly or indirectly and whether by operation of law or otherwise, exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of (each of the forgoing, when used as a noun, being a “Disposition,” and when used as a verb, to “Dispose”) all or any portion of the Units held by such Member at any time, other than a Disposition made or solicited in compliance with the procedures, and subject to the limitations, set forth in this Article 10. Any attempted Disposition of Units not in compliance with this Article 10 shall be null and void and the intended transferee shall be deemed never to have had any interest of any nature whatsoever therein. Nothing contained in this Section 10 or otherwise in this Operating Agreement shall be deemed to restrict the redistribution of Interests and Units pursuant to Section 4.2, or to restrict or limit the Disposition of any equity interests or other securities of a Member or an Affiliate of a Member which has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934.

10.2 Effect of Transfer. In the event of any Disposition permitted under this Operating Agreement, the Company shall not be dissolved or wound up. No Disposition shall relieve the assignor from any of its obligations under this Operating Agreement arising prior to such Disposition (it being understood that, except as otherwise provided herein, the assignor may be relieved of such obligations to the extent the same arise after such Disposition and the same are assumed in writing by the transferee). Additionally, notwithstanding anything to the contrary contained in this Operating Agreement, as a condition precedent to any Disposition by a Member and the transferee being admitted as a Member, the transferee (including a Permitted Transferee) must execute a counterpart to this Operating Agreement in form and substance acceptable to the Board of Managers and agree to be bound by all of the terms and provisions hereof.

10.3 Certain Permitted Transfers. Any Member may Dispose of his or her Units, in whole or in part, to any Controlled Affiliate of such Member (a “Permitted Transferee”), and such Permitted Transferee shall be admitted as a Member, subject to the terms and conditions of this Operating Agreement.

10.4 Member Sale and Purchase of Units. If any Member (a “Selling Member”) desires to Dispose of all, but not less than all, of such Member’s Units or that the Company sell Bluegreen, whether through an equity or asset Disposition, or a merger, consolidation or other similar strategic transaction involving Bluegreen, then the Selling Member shall provide written notice (the “Sales Notice”) of such decision to the other Member(s) (the “Remaining Member(s)”). Within thirty days after its receipt of the Sales Notice, each Remaining Member shall notify the Selling Member in writing (the “Purchase Reply”) whether such Remaining Member desires to purchase the Selling Member’s Units (collectively, the “Sale Units”). If one or more of the Remaining Members desire to purchase the Sale Units, then promptly after delivery of the Purchase Reply, the Selling Member and the applicable Remaining Member(s) shall negotiate in good faith with respect to the purchase of the Sale Units by the applicable Remaining Member(s). If the Selling Members and the applicable Remaining Member(s) agree upon the terms and conditions for the purchase and sale of the Sale Units, then the purchase and sale of the Sale Units shall be consummated in accordance with such agreed upon terms and conditions. If, despite such good faith negotiations, the price and other terms of the purchase and sale of the Sale Units are not agreed upon by the Selling Member and the applicable Remaining Member(s) within ninety days after the Selling Member’s receipt of the Purchase Reply (or such additional period(s) of time as may be mutually agreed upon by the Selling Member and the applicable Remaining Member(s)), then (a) the Selling Member shall within five days after the end of such ninety day period (or any agreed upon extension thereof) specify in a writing delivered to the Remaining Member(s) the lowest cash price for which it is willing to sell the Sale Units (the “Final Offer Price”), and (b) the Members shall engage an investment banking firm to market the Company (or, if applicable, Bluegreen) for sale and pursue and consummate a sale of the Company or Bluegreen, as the case may be; provided, however, that if the net proceeds that would be received by the Selling Member with respect to the Sale Units as a result of a sale of the Company or Bluegreen, as the case may be, pursuant to the sales process undertaken by the investment banking firm (the “Sales Process Price”) is equal to or less than the Final Offer Price, then the applicable Remaining Member(s) shall have the option, exercisable in its (or their, as the case may be) sole discretion upon written notice delivered to the Selling Member within ten days after the determination of the Sales Process Price, to purchase the Sale Units from the Selling Member at the Sales Process Price. In the event that the transaction resulting from the sales process is a sale of Bluegreen, then the Sales Process Price shall be the net proceeds that would be received by the Selling Member with respect to the Sale Units upon the receipt by the Company of the net proceeds from the sale of Bluegreen followed immediately thereafter by a liquidation of the Company in accordance with Article 11 hereof. If none of the Remaining Members desire to purchase the Sale Units, or if the Selling Member and the Remaining Member(s) had agreed upon the terms and conditions for the purchase and sale of the Sale Units but such transaction failed to close due to either a breach by the Remaining Member(s) or the failure to satisfy a condition that was the responsibility of the Remaining Member(s) to satisfy, then the Members shall engage an investment banking firm to market the Company (or, if applicable, Bluegreen) for sale and pursue and consummate a sale of the Company or Bluegreen, as the case may be, as soon as reasonably practicable. If the Selling Member and the Remaining Member(s) had agreed upon the terms and conditions for the purchase and sale of the Sale Units but such transaction failed to close due to either a breach by the Selling Member or the failure to satisfy a condition that was the responsibility of the Selling Member to satisfy, then the Selling Member shall be prohibited from delivering a Sales Notice and initiating the sales process set forth in this Section 10.4 for a period of two years from the date of the definitive agreement entered into in connection with such terminated transaction. In the event there is more than one Remaining Member, the Remaining Members may acquire the Sale Units, and pay the purchase price therefor, pro rata in accordance with such Remaining Members’ Interests or in such other proportion as the Remaining Members may agree. The Members each agree to cooperate in good faith to facilitate any third party sale transaction resulting from the investment banking sale process described above, including (i) by making information concerning the Company and Bluegreen reasonably available for customary due diligence and (ii) by negotiating and executing a definitive purchase agreement and other related agreements containing representations, warranties, covenants and other relevant provisions that are reasonable and customary for such a transaction.

10.5 Preemptive Rights.

(a) If the Company proposes to issue or sell any Units (including any securities exchangeable or exercisable for, or convertible into, Units), which proposal has been approved by the Board of Managers and Members of the Company pursuant to the provisions hereof, the Company shall first deliver written notice of its proposal to do so (the “Purchase Right Notice”) to each of the Members. The Purchase Right Notice must: (i) identify the name and address of each Person (if known) to which the Company proposes to issue or sell the Units, (ii) specify the number of Units that the Company proposes to issue or sell (the “Issued Units”), (iii) describe the consideration per Unit for the Issued Units (expressed as a value in cash, the “Issued Price”), (iv) describe the material terms and conditions upon which the Company proposes to issue or sell the Issued Units (the “Issued Terms”), and (v) irrevocably offer to issue or sell to each Member any number of Issued Units up to a pro rata portion of the Issued Units, based on the Member’s then-current Interest in the Company, for the Issued Price and on the Issued Terms and in accordance with this Section 10.5.

(b) Each Member shall have an option, exercisable for a period of 30 days from the date of delivery of the Purchase Right Notice (the “Purchase Period”), to purchase any number of Issued Units up to a pro rata portion of the Issued Units, based on the Member’s then current Interest in the Company, for the Issued Price and on the Issued Terms (the “Purchase Right”). The Purchase Right shall be exercised by delivery by such Member (a “Purchasing Member”) of written notice to the Board of Managers, which shall state the number of Issued Units to be purchased by such Member. Any written notice delivered by a Purchasing Member to the Company exercising the option set forth under this Section 10.5(b) shall constitute an irrevocable commitment by such Purchasing Member to purchase the number of Issued Units specified in such written notice in accordance with the Purchase Right Notice and this Section 10.5.

(c) If a Member does not exercise its Purchase Right during the Purchase Period, then such Member’s Purchase Right with respect to such Issued Units shall terminate.

(d) Each Purchasing Member shall purchase from the Company, and the Company shall issue or sell to such Purchasing Member, the number of Issued Units that such Purchasing Member elected to purchase in accordance with this Section 10.5 for the Issued Price and on the Issued Terms on (i) the date of the closing of the issuance of the Issued Units described in the Purchase Right Notice delivered by the Company pursuant to Section 10.5(a) or (ii) such other date as may be agreed in writing by the Company and such Purchasing Member. Notwithstanding anything to the contrary herein, if the consideration per Unit for the Issued Units is other than for all cash, the Purchase Right hereunder may be exercisable in cash at the fair market value of the securities or other property that constitute such consideration, with such fair market value to be mutually agreed upon by the Company and the applicable Purchasing Member(s) or, in the case of any dispute as to the fair market value, by a nationally recognized, independent certified public accounting firm chosen by the Board of Managers that has no material business relationship with the Company or the applicable Purchasing Member(s), or as the Company and the applicable Purchasing Member(s) may otherwise agree.

(e) Upon the earlier of (i) the expiration of the Purchase Period and (ii) delivery of written notices to the Company from all the Members indicating their intent, in the aggregate, to purchase less than all of the Issued Units (the date of such earlier occurrence, the “Ending Date”), the Company shall have the right, exercisable for a period of 120 days from the Ending Date (the “Issuance Period”), to issue or sell all or a portion of the Issued Units that the Members have elected not to purchase (the “Remaining Issued Units”) to any Person for a price per Unit that is not less than the Issued Price and on terms and conditions that are not more favorable to such other Person than the Issued Terms; provided that (i) the Company shall be deemed to have issued or sold the Remaining Issued Units during the Issuance Period if, during the Issuance Period, the Company has irrevocably entered into a bona fide binding agreement to issue or sell the Remaining Issued Units to any Person and (ii) the closing of the issuance or sale occurs within 60 days after the full execution of such bona fide binding agreement. If the Company wishes to issue or sell the Remaining Issued Units for a price per Unit that is less than the Issued Price or on terms and conditions that are more favorable to the purchaser than the Issued Terms, or if the Company wishes to issue or sell the Remaining Issued Units following the expiration of the Issuance Period, the Company shall be required to first comply with this Section 10.5 anew.

(f) Notwithstanding anything to the contrary contained herein, the Purchase Rights established by this Section 10.5 shall not be applicable to any Unit split, dividend or division, or a recapitalization by the Company, pursuant to which all holders of Units are treated similarly.

10.6 Additional Members. As a condition precedent to a Person being admitted as an additional or new Member of the Company (following compliance with the applicable provisions of this Article 10), such Person must execute a counterpart to this Operating Agreement in form and substance acceptable to the Board of Managers and agree to be bound by all of the terms and provisions hereof.

ARTICLE 11.

DISSOLUTION AND WINDING UP

11.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of (a) the written consent of all of the Members and (b) the entry of a decree of judicial dissolution under the Act.

11.2 Winding Up.

(a) Manner of Winding Up. In the event of the dissolution of the Company for any reason, the Board of Managers shall commence to wind up the affairs of the Company and to liquidate its investments. The Board of Managers shall prepare a plan, method or procedure for the orderly winding up of the Company. Any proceeds from liquidation, together with any assets which the Board of Managers determines to distribute in kind, shall be applied in the following order:

(i) First, the expenses of liquidation and the debts of the Company, including any debts and expenses of the Company to any Member as permitted by this Operating Agreement. Any reserves shall be established or continued which the Board of Managers deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company or its liquidation. Such reserves shall be held by the Company for the purpose of disbursement in payment of any of the aforementioned contingencies; and

(ii) Second, at the expiration of such period as the Board of Managers deems advisable, the Company shall distribute the balance thereafter remaining in accordance with Section 5.1(a).

(b) Administration of Winding Up. This Section 11.2 is intended to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent with such provisions. Any assets of the Company to be distributed in kind shall be distributed on the basis of the fair market value thereof and may be distributed to any Member entitled to any interest in such assets as a tenant-in-common with all other Members so entitled.

11.3 Termination and Cancellation. Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Board of Managers shall have the authority to execute and deliver Articles of Dissolution of the Company as well as any and all other documents required to effectuate the dissolution and termination of the Company.

ARTICLE 12.

ADMINISTRATION

12.1 Books and Records. The Board of Managers shall keep, or cause to be kept, at the principal place of business of the Company true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company. Each Member or its designated agent shall have access at reasonable times on business days at the Company’s office to inspect the Company’s books of account and records and all other information concerning the Company required by the Act to be made available to the Members, and may make copies thereof at such Member’s expense. For accounting and income tax purposes, the Company’s books of account shall be kept in accordance with accounting principles selected by the Board of Managers, consistently applied, and for a fiscal period which is the calendar year.

12.2 Banking. All funds of the Company shall be deposited in its name in such federally-insured commercial bank or banks or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, or in other accounts or financial instruments as the Board of Managers may decide. All funds of the Company shall only be used for Company purposes or distributed to the Members as provided in this Operating Agreement and in accordance with the terms of this Operating Agreement.

12.3 Reporting Requirements. The Board of Managers shall use commercially reasonable best efforts to cause to be delivered to the Members: (a) unaudited financial statements for each completed fiscal year, promptly after such unaudited financial statements are available and in any event within 60 days after the end of such completed fiscal year; (b) unaudited financial statements for each completed quarterly period of a fiscal year, promptly after such unaudited financial statements are available and in any event within 30 days after the end of such completed fiscal quarterly period; and (c) following the end of each fiscal year, such information concerning the Company as shall be necessary for the preparation by a Member of such Member’s income tax or other tax returns. The Company acknowledges and agrees that each of the Members has reporting obligations pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, that each Member is responsible for its own accounting and reporting obligations under the Securities Act of 1933 and the Securities Exchange Act of 1934, and that the Company will cooperate with each Member and provide access and information as reasonably necessary to permit each Member to timely prepare its audited financial statements and to comply with its legal and regulatory obligations, including reporting obligations under the Securities Act of 1933 and the Securities Exchange Act of 1934.

12.4 Accounting Decisions; Tax Elections. All decisions as to accounting matters and tax elections, except as specifically provided to the contrary in this Operating Agreement, shall be made by the Board of Managers. The Board of Managers may rely upon the advice of the Company’s accountants and professional advisors in making such decisions.

ARTICLE 13.

LIMITATION OF LIABILITY; INDEMNIFICATION

13.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Managers and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a manager or member of the Company, as the case may be. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members for any debts, liabilities or obligations of the Company. Except as otherwise expressly required by the Act or other applicable law, each Member, in such Member’s capacity as such, shall have no liability in excess of (a) the amount of such Member’s net Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) the amount of any distributions required to be returned pursuant to the Act.

13.2 Indemnification. The Company (including any receiver or trustee of the Company) shall, to the fullest extent provided or allowed by the Act and other applicable law, indemnify, save harmless and pay all judgments and claims against the Managers, the officers of the Company, the Members and the Members’ respective agents, Affiliates, heirs, legal or personal representatives, successors and permitted assigns (each, an “Indemnified Party”) from, against and in respect of any and all liability, loss, damage and expense incurred or sustained by the Indemnified Party in connection with the business of the Company or by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including, without limitation, costs and attorneys’ fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys’ fees may be paid as incurred), and any amounts expended in the settlement of any claims of liability, loss or damage, provided that the act or omission of the Indemnified Party does not constitute fraud or willful misconduct by such Indemnified Party.

13.3 Insurance. The Company shall not pay for any insurance covering liability of the Managers, the officers of the Company, the Members or any Member’s agents, Affiliates, heirs, legal or personal representatives, successors or permitted assigns for actions or omissions for which indemnification is not permitted under this Operating Agreement; provided, however, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including, without limitation, directors and officers liability, extended coverage liability and casualty and worker’s compensation, as would be customary for any Person owning, managing and/or operating comparable assets and property and engaged in a similar business or from naming the Managers, the officers of the Company, the Members and any Member’s agents, Affiliates, heirs, legal or personal representatives, successors or permitted assigns or any Indemnified Party as additional insured parties thereunder.

13.4 Non-Exclusive Right. The provisions of this Article 13 shall be in addition to and not in limitation of any other rights of indemnification and reimbursement or limitations of liability to which an Indemnified Party may be entitled under the Act, common law or otherwise. Notwithstanding any repeal of this Article 13 or other amendment hereof, its provisions shall be binding upon the Company (subject only to the exceptions above set forth) as to any claim, loss, expense, liability, action or damage due to or arising out of matters which occur during or relate to the period prior to any such repeal or amendment of this Article 13.

ARTICLE 14.

AMENDMENT

14.1 Amendment. Except as otherwise provided herein, this Operating Agreement may not be amended, altered or modified except upon the approval of the Board of Managers and all of the Members.

ARTICLE 15.

MISCELLANEOUS

15.1 Binding Effect. Except as otherwise provided to the contrary herein, this Operating Agreement shall be binding upon and inure to the benefit of the undersigned, their legal or personal representatives, heirs, successors and permitted assigns.

15.2 Applicable Laws. This Operating Agreement and the rights and duties of the Members hereunder shall be governed by, and interpreted and construed in accordance with, the laws of the State of Florida.

15.3 Counterparts. This Operating Agreement may be executed in several counterparts, and all so executed shall constitute one Operating Agreement binding on all of the Members hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.4 Provisions Severable. In the event any sentence, paragraph, provision, word, section or article of this Operating Agreement is declared by a court of competent jurisdiction to be void, such sentence, paragraph, provision, word, section or article shall be deemed severed from the remainder of this Operating Agreement and the balance of this Operating Agreement shall remain in effect.

15.5 Waiver. Any waiver by any party hereto of any of its rights or remedies under this Operating Agreement or of any breach or violation of or default under this Operating Agreement must be in writing and signed by the party to be charged thereunder and shall not constitute a waiver of any of its other rights or remedies or of any other or future breach, violation or default hereunder.

15.6 Equitable Remedies. The Company and the Members shall be entitled to all available legal and equitable remedies against each other, and recovery of all damages or losses of the Company caused by any Member’s breach or violation of, or default under, this Operating Agreement.

15.7 Notice. All approvals, consents, notices, requests, demands and other communications under this Operating Agreement shall be in writing and shall be deemed to have been duly received (a) upon receipt if delivered by hand delivery, (b) on the day confirmation is received of the recipient’s facsimile number if delivered by facsimile, (c) on the first business day after delivery to a nationally recognized overnight courier service for next business day delivery or (d) on the third business day after depositing into the U.S. mail if sent by certified mail, return receipt requested, postage prepaid, in each case, to the addresses or facsimile numbers of the Members set forth on Schedule A attached hereto.

15.8 Headings. The article and section headings in this Operating Agreement are inserted as a matter of convenience and are for reference only and shall not be construed to define, limit, extend or describe the scope of this Operating Agreement or the intent of any provision.

15.9 Number and Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa and the masculine gender shall include the feminine and neuter genders, and vice versa.

15.10 Independent Representation. Each Member acknowledges and represents that it has been advised to seek, and has been represented by, independent legal counsel and financial and tax advisors in connection with the negotiation, preparation and execution of this Operating Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Operating Agreement has been made and executed by the Members effective as of the date first written above.

BFC FINANCIAL CORPORATION,
a Florida corporation

By:	/s/ Seth M. Wise
Name:	Seth M. Wise
Title:	Executive Vice President

BBX CAPITAL CORPORATION,
a Florida corporation

By:	/s/ John K. Grelle
Name:	John K. Grelle
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A

Name of Member	Address and Facsimile Number	Units	Interest	Capital Account

BFC Financial Corporation	401 East Las Olas Blvd. Suite 800 Fort Lauderdale, FL 33301 Fax: (954) 940-5050	54	54%	$84,228,260

BBX Capital Corporation	401 East Las Olas Blvd. Suite 800 Fort Lauderdale, FL 33301 Fax: (954) 940-5050	46	46%	$71,750,000